Exhibit 99.1

PARAMETRIC SOUND APPOINTS KENNETH F. POTASHNER
TO BOARD OF DIRECTORS

Plans to Accelerate Growth Through Partnerships and Product Line Expansion

HENDERSON, NEVADA, January 3, 2012 – Parametric Sound Corporation (OTCBB: PAMT), a leading innovator of directed audio products and solutions, today announced it has appointed Kenneth F. Potashner, an experienced technology executive as a member of its Board of Directors. Mr. Potashner has also agreed to a consultancy arrangement with the Company to develop strategies for a range of markets now possible with the latest HSS audio innovations. He has agreed in principle to thereafter manage company growth by becoming Executive Chairman at a future date expected to be before March 15, 2012.

Mr. Potashner has extensive executive and BOD level experience leading high growth, high technology global organizations. Mr. Potashner is the Chairman of Newport Corporation, an industry leader in the photonics sector with 2011 revenues projected to exceed $500M. He has been a director at Newport since 1998, then served as lead director and assumed the Chairmanship in 2007.  Mr. Potashner is also currently active as a director or an advisor to a number of private technology companies.

As Chairman for Maxwell Technologies from 1996 to 2003, he saw an opportunity to transition the company’s focus from defense to commercial technology platforms.  He enabled a broad array of strategic partnerships resulting in rapid expansion and profitability. Mr. Potashner was credited for leading the most successful turnaround in the US in 1997 achieving an 800% increase in market capitalization. From November 1998 to August 2002 Potashner remained Chairman of Maxwell and also assumed the role of CEO and Chairman of S3 Inc., a graphics chip supplier in Silicon Valley. Through disposition of its core business and the acquisition of key technology companies S3 Inc. was relaunched as Sonicblue Inc. who became a leading provider of innovative digital media products including the Rio MP3 player and the ReplayTV DVR. From 1994 to 1996 he was Executive Vice President and General Manager of Disk Drive Operations for Conner Peripherals, a manufacturer of storage systems that he returned to profitability positioning for its merger with Seagate. From 1991 to 1994, he was Vice President, Worldwide Product Engineering for Quantum Corporation, a manufacturer of disk drives. From 1981 to 1991, he held various engineering management positions with Digital Equipment Corporation, a manufacturer of computers and peripherals, culminating with the position of Vice President of Worldwide Product Engineering in 1991. Mr. Potashner earned a bachelor’s degree in electrical engineering from Lafayette College and a master’s degree in electrical engineering from Southern Methodist University.

“Recent innovations have increased the breadth of markets that can be captured with our new generation of audio technology,” said Elwood G. Norris, President and CEO of Parametric Sound. “This is an increase from our early focus on directed audio for digital signage which will continue to be a key market. Ken brings a wealth of executive level management experience and a proven track record for rapidly creating value. We are excited to access his expertise and connections as we seek to rapidly expand market applications for our audio solutions.”

“Parametric Sound has developed disruptive technology that is protected by a strong IP portfolio,” said Potashner. “This technology will enable higher levels of audio performance as well as creating new applications of audio for many large markets. Parametric Sound is positioned to pursue both a technology licensing strategy as well as directly launching innovative products. I am excited for the opportunity to assemble the business team to expand Parametric’s participation in new markets worldwide.”

About Parametric Sound Corporation
Parametric Sound Corporation’s pioneering HyperSonic® Sound technology employs a tightly focused beam of sound to target specific audiences without the ambient noise of traditional speakers. The Company owns a substantial body of intellectual property. Recent innovations produce a distinctive 3D audio image from just two stereo emitters opening opportunities for 3D sound solutions for computers and entertainment. For more information about the Company and its products, please visit: www.parametricsound.com.

Cautionary note on forward-looking statements
This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.